Exhibit 99.1

New Credit Facility. We are in discussions with prospective lenders regarding a new $1.25 billion unsecured revolving credit facility (the “New Credit Facility”), which would replace our existing $1.25 billion secured revolving credit facility (the “Existing Credit Facility”). We expect that loans under the New Credit Facility would mature in 2022. We also expect that the credit agreement governing the New Credit Facility would not include certain covenants that are contained in the Existing Credit Facility, including the investments and asset sale covenants; that the credit agreement governing the New Credit Facility would include certain covenants, including the permitted debt and liens covenants, in a form that is different from the corresponding covenants in the Existing Credit Facility; that the New Credit Facility would not have the benefit of the liens that secure the obligations under the Existing Credit Facility; that the financial covenant in the credit agreement governing the New Credit Facility would be a maximum total leverage test, rather than a maximum net leverage test as in the Existing Credit Facility; and that certain other terms of the credit agreement governing the New Credit Facility would be different from the corresponding terms in the Existing Credit Facility. We anticipate that we would close the New Credit Facility prior to the end of 2017, but there can be no assurance that we will complete the New Credit Facility on the terms and at the time we expect, or at all.